EXHIBIT 15




Denbury Resources Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of Denbury Resources Inc. (the "Company"), for the periods ended June 30, 2003 and 2002 as indicated in our report dated August 7, 2003;
because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statement Nos. 333-1006, 333-27995, 333-55999, 333-70485, 333-39172, 333-39218, 333-63198, 333-90398 and 333-106253
on Forms S-8, and Registration Statement Nos. 333-107676 and 333-57382 on Forms S-3 of Denbury Resources Inc.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/Deloitte & Touche LLP

Dallas, Texas
August 11, 2003